As Filed with the Securities and Exchange Commission on May 26, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YARDVILLE NATIONAL BANCORP

(Exact name of registrant as specified in charter)

New Jersey	22-2670267
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2465 Kuser Road
Hamilton, New Jersey 08690
(Address of principal executive offices)

YARDVILLE NATIONAL BANCORP 2003 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the plan)

Patrick M. Ryan
President and Chief Executive Officer
Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey 08690
(Name and address of agent for service)

(609) 585-5100
(Telephone number, including area code, of agent for service)

With copy to:
Steven J. Feder, Esq.
Pepper Hamilton LLP
400 Berwyn Park, 899 Cassatt Road
Berwyn, PA 19312
(610) 640-7800

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be		Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered		Share	Price	Registration Fee
Common Stock	250,000	(1)(2)	(3)	$6,096,000	$772.36

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Yardville National Bancorp 2003 Stock Option Plan for Non-Employee Directors (the “2003 Plan”) for any future stock split, stock dividend or similar adjustments of the outstanding Common Stock, no par value, of the Registrant (the “Common Stock”).

(2)	Represents (i) up to 223,000 shares of Common Stock which may be issuable upon the exercise of options to be granted in the future pursuant to the 2003 Plan, (ii) 24,000 shares of Common Stock which are issuable upon the exercise of options previously granted pursuant to the 2003 Plan, and (iii) 3,000 shares of Common Stock which have been issued upon the exercise of options previously granted pursuant to the 2003 Plan .

(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of: (i) the average of the high and low sales prices of shares of Common Stock on the Nasdaq National Market on May 25, 2004 of $24.96 with respect to the 223,000 shares subject to future grant under the 2003 Plan and the 3,000 shares which have been issued upon the exercise of options previously granted pursuant to the 2003 Plan, and (ii) the weighted average of the option exercise price of $18.96 with respect to outstanding options to purchase 24,000 shares.

EXPLANATORY NOTE

     The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) up to 223,000 shares of its no par value common stock (the “Common Stock”) which may be issuable upon the exercise of options to be granted in the future pursuant to the Yardville National Bancorp 2003 Stock Option Plan for Non-Employee Directors (the “2003 Plan”), (ii) 24,000 shares of Common Stock which are issuable upon the exercise of options previously granted pursuant to the 2003 Plan, and (iii) 3,000 shares of Common Stock which have been issued upon the exercise of options previously granted pursuant to the 2003 Plan.

     This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings or resales on a continuous or delayed basis in the future of 3,000 shares of Common Stock that constitute “restricted securities” that have been issued by the Registrant to the selling shareholder pursuant to the 2003 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2003 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

     The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Yardville National Bancorp, 2465 Kuser Road, Hamilton, New Jersey 08690, Attention: Secretary; telephone number (609) 585-5100.

NOTE: The Reoffer Prospectus referred to in the Explanatory Note follows this page.

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REOFFER PROSPECTUS

3,000 SHARES

COMMON STOCK

     This prospectus relates to 3,000 shares of our common stock which may be offered and resold from time to time by the selling shareholder identified on page 7 of this prospectus. We issued the 3,000 shares to the selling shareholder upon the exercise of options granted to him under the Yardville National Bancorp 2003 Stock Option Plan for Non-Employee Directors (the “2003 Plan”).

     The selling shareholder, or his pledgees, donees, transferees or other successors-in-interest, may offer the common stock through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholder will receive all of the net proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder.

     Our common stock is listed on the Nasdaq National Market under the symbol “YANB.” On May 25, 2004, the last sale price of our common stock as reported by the Nasdaq National Market was $25.34 per share.

     Investing in our common stock involves significant risks. You should read the “Risk Factors” section beginning on page 1 of this prospectus before investing.

     Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities are not deposits or accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is May 26, 2004

ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these shares by any person in any jurisdiction in which it is unlawful for that person to make such an offer, solicitation or sale.

     We sometimes refer to Yardville National Bancorp as “YNB” or the “Company” and The Yardville National Bank as the “Bank.” To understand this offering fully, you should read this entire document carefully, including particularly the “Risk Factors” section, as well as the documents identified in the section titled “Where You Can Find More Information.”

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THE COMPANY

     We are a registered financial holding company headquartered in Mercer County, New Jersey with total assets of $2.57 billion, total deposits of $1.61 billion and total stockholders’ equity of $152.0 million at March 31, 2004. We conduct a general commercial and retail banking business through our principal operating subsidiary, The Yardville National Bank, which commenced operations as a commercial bank in 1925. We provide a broad range of lending, deposit and other financial products and services with an emphasis on commercial real estate and commercial and industrial lending to small to mid-sized businesses and individuals. Our existing and target markets are located in the corridor between New York City and Philadelphia. We currently operate 22 full-service branches, including 14 branches in our primary market of Mercer County. Over the past several years, as part of our retail strategy, we have expanded into the demographically attractive markets of Hunterdon, Somerset and Middlesex Counties in New Jersey and completed the first branch acquisition in our history in Mercer County in 2003.

     Our principal and executive offices are located at 2465 Kuser Road, Hamilton, New Jersey 08690. Our telephone number is (609) 585-5100 and our website address is www.ynb.com.

RISK FACTORS

     You should carefully consider the risk factors listed below. These risk factors may cause our future earnings or our financial condition to be less favorable than we expect. This list includes only the risk factors that we believe are most important and is not a complete list of risks. Other risks may be significant, and the risks listed below may affect us to a greater extent than indicated. You should read this section together with the other information in this prospectus and the documents that are incorporated into this prospectus by reference.

We may not be able to continue to grow our business, which may adversely impact our results of operations.

During the last five years, our total assets have grown substantially from $1.12 billion at December 31, 1999 to $2.43 billion at December 31, 2003 and $2.57 billion at March 31, 2004. Our business strategy calls for continued expansion, but we do not anticipate growth to continue at this rate. Our ability to continue to grow depends, in part, upon our ability to open new branch locations, successfully attract deposits to existing and new branches and identify favorable loan and investment opportunities. In the event that we do not continue to grow, our results of operations could be adversely impacted.

We may not be able to manage our growth, which may adversely impact our financial results.

As part of our expansion strategy, we plan to open new branches in our existing and target markets. However, we may be unable to identify attractive locations on terms favorable to us or to hire qualified management to operate the new branches, and the organizational and overhead costs may be greater than we anticipated. In addition, we may not be able to obtain the regulatory approvals necessary to open new branches. The new branches may take longer than expected to reach profitability, and we cannot assure you they will become profitable. The additional costs of starting new branches may adversely impact our financial results.

Our ability to manage growth successfully will depend on whether we can continue to fund this growth while maintaining cost controls and asset quality, as well as on factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to control costs and maintain asset quality, such growth could adversely impact our earnings and financial condition.

The Company’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.

The Company is required by Federal regulatory authorities to maintain adequate levels of capital to support its operations. The Company anticipates that existing capital resources will satisfy its capital requirements for the foreseeable future. However, the Company may at some point need to raise additional capital to support continued growth. The Company’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside the Company’s control, and on its financial performance. Accordingly, the Company cannot assure you of its ability to raise additional capital if needed or on terms acceptable to the Company. If the Company cannot raise additional capital when needed, the ability to further expand its operations could be materially impaired.

Our exposure to credit risk, because we focus on commercial lending, could adversely affect our earnings and financial condition.

There are certain risks inherent in making loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the economy, risks inherent in dealing with borrowers and, in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral.

Commercial loans are generally viewed as having a higher credit risk than residential real estate or consumer loans because they usually involve larger loan balances to a single borrower and are more susceptible to a risk of default during an economic downturn. Commercial and industrial loans and commercial real estate loans, which comprise our commercial loan portfolio, were 79.6% of our total loan portfolio at December 31, 2003 and 81.2% of our total loan portfolio at March 31, 2004. Construction and development loans, which are included as part of our commercial real estate loans, were 8.6% of our total loan portfolio at December 31, 2003 and 9.2% of our total loan portfolio at March 31, 2004. Construction financing typically involves a higher degree of credit risk than commercial mortgage lending. Risk of loss on a construction loan depends largely on the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost (including interest) of construction. If the estimated property value proves to be inaccurate, the loan may be undersecured.

Because our loan portfolio contains a significant number of commercial real estate loans and commercial and industrial loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could cause an increase in the provision for loan losses and an increase in loan charge offs, which could adversely impact our results of operations and financial condition.

Adverse economic and business conditions in our market area may have an adverse effect on our earnings.

Substantially all of our business is with customers located within Mercer County and contiguous counties. Generally, we make loans to small to mid-sized businesses, most of whose success depends on the regional economy. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. Adverse economic and business conditions in our market area could reduce our growth rate, affect our borrowers’ ability to repay their loans and, consequently, adversely affect our financial condition and performance. Further, we place substantial reliance on real estate as collateral for our loan portfolio. A sharp downturn in real estate values in our market area could leave many of our loans undersecured. If we are required to liquidate the collateral to satisfy the debt securing a loan during a period of reduced real estate values, our earnings could be adversely affected.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings would decrease.

In an attempt to mitigate any loan losses we may incur, we maintain an allowance for loan losses based on, among other things, national and regional economic conditions, and historical loss experience and delinquency trends among loan types. However, we cannot predict loan losses with certainty and we cannot assure you that charge offs in future periods will not exceed the allowance for loan losses. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in our allowance for loan losses could reduce our earnings.

Loss of our key personnel or an inability to hire and retain qualified personnel could adversely affect our business.

Our future operating results are substantially dependent on the continued service of Patrick M. Ryan, our President and Chief Executive Officer, Jay G. Destribats, our Chairman of the Board, and other key personnel. The loss of the services of Mr. Ryan would have a negative impact on our business because of his lending expertise and years of industry experience. In addition, the loss of the services of Mr. Ryan or Mr. Destribats could have a negative impact on our business because of their business development skills and community involvement. Our success also depends on the experience of our branch managers and our lending officers and on their relationships with the communities they serve. The loss of these or other key persons could negatively impact our banking operations. Although we have employment agreements with Mr. Ryan, Mr. Destribats and our other key personnel, our employees may voluntarily terminate their employment at any time. We cannot assure you that we will be able to retain our key personnel or attract the qualified personnel necessary for the management of our business.

Changes in interest rates may adversely affect our earnings and financial condition.

Our net income depends primarily upon our net interest income. Net interest income is the difference between interest income earned on loans, investments and other interest-earning assets and the interest expense incurred on deposits and borrowed funds.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities. That means either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets, an increase in market rates of interest could reduce our net interest income. Likewise, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce our net interest income. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets.

We may not be able to successfully integrate acquisitions, which may adversely affect our business.

We intend to consider future strategic acquisitions, some of which could be material to us and which may include companies that are substantially equivalent or larger in size compared to us. We continually explore and conduct discussions with third parties regarding possible acquisitions. As of the date of this report, we have not entered into any definitive agreement and we do not have any definitive plans relating to any specific acquisitions.

We will have to integrate any acquisitions into our business. The difficulties of combining the operations, technologies and personnel of companies we acquire include coordinating and integrating geographically separated organizations and integrating personnel with diverse business backgrounds. We may not be able to effectively manage or integrate the acquired companies. Further, we may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions and increased competition. In addition, the process of integrating these businesses could cause an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. The diversion of management’s attention and any delays or difficulties encountered in connection with the transition and integration of these businesses could negatively impact our business and results of operations if any of the above adverse effects were to occur. Further, the benefits that we anticipate from these acquisitions may not be obtained.

Competition from other financial institutions in originating loans and attracting deposits may adversely affect our profitability.

We face substantial competition in originating loans. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income by decreasing the number and size of loans that we originate and the interest rates we may charge on these loans.

In attracting deposits, we face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns and better brand recognition and more branch locations. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations and increase our cost of funds.

We also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable terms. Some of our non-bank competitors are not subject to the same extensive regulations that govern our operations. As a result, such non-bank competitors may have advantages over us in providing certain products and services. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our earnings and financial condition.

Government regulation significantly affects our business.

The banking industry is extensively regulated. Banking regulations are intended primarily to protect depositors, consumers and the Federal Deposit Insurance funds, not stockholders. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. The bank regulatory agencies possess broad authority to prevent or remedy unsafe or unsound practices or violations of law. We are subject to various regulatory capital requirements, which involve both quantitative measures of our assets and liabilities and qualitative judgments by regulators regarding risks and other factors. Failure to meet minimum capital requirements or comply with other regulations could result in actions by regulators that could adversely affect our ability to pay dividends or otherwise adversely impact operations. In addition, changes in laws, regulations and regulatory practices affecting the banking industry may limit the manner in which we may conduct our business. Such changes may adversely affect us, including our ability to offer new products and services, obtain financing, attract deposits, make loans and achieve satisfactory spreads and impose additional costs on us. As a public company, we are also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as any rules or regulations promulgated by the United Stated Securities and Exchange Commission (the “SEC”) or The Nasdaq Stock Market, Inc. (“Nasdaq”).

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements, which could reduce our ability to effectively compete.

The financial services industry is undergoing rapid technological changes with frequent introduction of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services to enhance customer convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete.

Our hardware and software systems are vulnerable to damage that could harm our business.

We rely upon our existing information systems for operating and monitoring all major aspects of our business, including deposit and loan information, as well as various internal management functions. These systems and our operations are vulnerable to damage or interruption from natural disasters, power loss, network failure, improper operation by our employees, security breaches, computer viruses or intentional attacks by third parties. Any disruption in the operation of our information systems could adversely impact our operations, which may affect our results of operations and financial condition.

There is a limited trading market for our common stock; you may not be able to resell your shares at or above the price you pay for them.

Although our common stock is listed for trading on the National Market of the Nasdaq Stock Market, the trading in our common stock has substantially less liquidity than many other companies quoted on the Nasdaq National Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. We cannot provide any assurance that the offering will increase the volume of trading in our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, adequacy of the allowance for loan losses, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, continued levels of our loan quality and origination volume, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, adverse changes in the market price of our common stock, compliance with laws, regulatory requirements and Nasdaq standards, and other risks and uncertainties detailed from time to time in this report and our other filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

     Although forward-looking statements help to provide complete information about us, readers should keep in mind that forward-looking statements may not be reliable. Readers are cautioned not to place undue reliance on the forward-looking statements.

USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling shareholder. We will not receive any of the proceeds from any sale of shares by the selling shareholder.

SELLING SHAREHOLDER

     F. Kevin Tylus, the sole selling shareholder in this offering, has served as a director of the Company and the Bank since 1992. The selling shareholder is, and has been in the past, a customer of and has had transactions with the Bank, and it is expected that he will continue to have such transactions in the future. Since May 26, 2001, the selling shareholder has had outstanding loans from the Bank. None of these loans were past due or on nonaccrual status as of May 26, 2004. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of the Company and the Bank, did not involve more than normal risks of collectibility or present other unfavorable features.

     The following table sets forth, for the selling shareholder as of May 26, 2004, the number of shares of our common stock beneficially owned by the selling shareholder and the minimum number that may be offered by the selling shareholder using this prospectus. We prepared this table based on the information supplied to us by the selling shareholder. Beneficial ownership is calculated based upon requirements of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. The table is based on 10,642,662 shares of our common stock outstanding as of May 26, 2004.

     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. We do not know when or in what amounts the selling shareholder may offer shares for sale. The selling shareholder may not sell all or any of the shares offered by this prospectus.

     The selling shareholder may in the future acquire additional options under the 2003 Plan, and may acquire shares of Common Stock upon exercise of those options, and he may sell those additional shares using this prospectus. Because the selling shareholder may from time to time offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling shareholder after completion of the offering, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the selling shareholder.

     This prospectus may be amended or supplemented from time to time to add selling shareholders to or delete the names of selling shareholders from the following list or to otherwise amend or supplement the information in the table set forth below.

	Common Stock				Common Stock to be
	Beneficially Owned				Beneficially Owned
	Prior to May __, 2004			Shares	After Offering
that may
Name	Shares		Percent	be Offered	Shares	Percent
F. Kevin Tylus	195,668	(1)	1.87%	3,000	192,668	1.87%

(1)	Includes (i) 3,000 shares subject to options granted under the 2003 Plan exercisable within sixty (60) days of May 26, 2004, (ii) 15,785 shares held jointly with Mr. Tylus’ spouse, (iii) 125,408 shares owned by Mr. Tylus’ spouse as to which Mr. Tylus disclaims beneficial ownership, and (iv) 6,660 shares held by Mr. Tylus as custodian for his children.

PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling shareholder. The term “selling shareholder” includes partners, pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholder as a pledge, gift, partnership or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

     The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling shareholder may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

•	through brokers pursuant to pre-arranged sales plans intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	in privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the selling shareholder may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     In addition, the selling shareholder may sell all or a portion of the shares that qualify for sale pursuant to Rule 144 and 145 of the Securities Act rather than pursuant to this prospectus.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions.

Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling shareholder may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholder, in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling shareholder, and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholder, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling shareholder and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and his affiliates. In addition, we will make copies of this prospectus available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder.

LEGAL MATTERS

     The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

EXPERTS

     The consolidated financial statements of YNB and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of those documents filed as exhibits to the registration statement or otherwise filed by us with the Securities and Exchange Commission for a more complete understanding of the matters involved. Each statement concerning those documents is qualified in its entirety by such reference.

     We are also subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at “www.sec.gov” that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC, including YNB. You may also find copies of reports, proxy and information statements we file electronically with the SEC under “Investor Relations” from our internet website at http://www.ynb.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC regulations allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. Information incorporated by reference from earlier documents is superseded by information set forth herein and information that has been incorporated by reference from more recent documents.

     The following documents filed by YNB with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 15, 2004;

•	The information required by Part III, Items 10 through 14, of Form 10-K, which is incorporated by reference to our definitive proxy statement for our 2004 annual meeting of shareholders filed on May 6, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004; and

•	Our Registration Statement on Form 8-A filed on May 17, 1995 describing the terms, rights and provisions applicable to the common stock, including any amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the our common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     You can obtain any of the documents incorporated by reference from the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference also are available from us without charge, including any exhibits specifically incorporated by reference therein. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from YNB at the following address:

Mr. Stephen F. Carman
Vice President and Treasurer
Yardville National Bancorp 2465 Kuser Road
Hamilton, NJ 08690
Telephone: (609) 585-5100

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated May 26, 2004. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

3,000 SHARES

YARDVILLE NATIONAL BANCORP

Common Stock

PROSPECTUS

May 26, 2004

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission) are incorporated in this prospectus by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 15, 2004;

•	The information required by Part III, Items 10 through 14, of Form 10-K, which is incorporated by reference to our definitive proxy statement for our 2004 annual meeting of shareholders filed on May 6, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004; and

•	Our Registration Statement on Form 8-A filed on May 17, 1995 describing the terms, rights and provisions applicable to the common stock, including any amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the our common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     You can obtain any of the documents incorporated by reference from the Commission or the Commission’s Internet website maintained by the Commission at “www.sec.gov.” Documents incorporated by reference also are available from us without charge, including any exhibits specifically incorporated by reference therein. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the Company at the following address:

Mr. Stephen F. Carman
Vice President and Treasurer
Yardville National Bancorp
2465 Kuser Road
Hamilton, NJ 08690
Telephone: (609) 585-5100

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Statutory Indemnification. We refer you to Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the “Act”), which sets forth the extent to which a corporation may indemnify its directors, officers, employees and agents. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative law suit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law, the term “corporate agent” means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this section, “proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

     The corporation may indemnify a corporate agent against his or her expenses in a specific case under Section 14A:3-5(2) of the Act and, unless ordered by a court, under Section 14A:3-5(3) of the Act if a determination is made by any of the following that the applicable standard of conduct was met by such corporate agent: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent’s expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he or she is not entitled to indemnification.

     The indemnification and advancement of expenses provided by or granted pursuant to the statute do not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification may be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in Section 14A:2-7(3) of the Act, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

     Indemnification Pursuant to Restated Certificate of Incorporation of the Registrant. In accordance with the foregoing statutory provision, Article VI of our Restated Certificate of Incorporation provides as follows:

     “The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity; and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation could have the power to indemnify him against such liability under the provisions under this Article VI.”

Item 7.Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Exhibit
4.1	Yardville National Bancorp 2003 Stock Option Plan for Non-Employee Directors.*

5.1	Opinion of Pepper Hamilton LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).

* Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2003.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby also undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton Township, State of New Jersey, on May 26, 2004.

YARDVILLE NATIONAL BANCORP

By:	Patrick M. Ryan

Patrick M. Ryan
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Patrick M. Ryan and Stephen F. Carman, and each or any of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
Patrick M. Ryan Patrick M. Ryan	Director, President and Chief Executive Officer	May 26, 2004

Stephen F. Carman Stephen F. Carman	Vice President, Treasurer, Principal Financial Officer and Principal Accounting Officer	May 26, 2004

Jay G. Destribats Jay G. Destribats	Chairman of the Board	May 26, 2004

Elbert G. Basolis, Jr. Elbert G. Basolis, Jr.	Director	May 26, 2004

Lorraine Buklad Lorraine Buklad	Director	May 26, 2004

Name	Title	Date
Anthony M. Giampetro, M.D. Anthony M. Giampetro, M.D.	Director	May 26, 2004

Sidney L. Hofing Sidney L. Hofing	Director	May 26, 2004

Gilbert W. Lugossy Gilbert W. Lugossy	Director	May 26, 2004

Samuel Marrazzo Samuel Marrazzo	Director	May 26, 2004

Louis R. Matlack, Ph.D. Louis R. Matlack, Ph.D.	Director	May 26, 2004

Martin Tuchman Martin Tuchman	Director	May 26, 2004

F. Kevin Tylus F. Kevin Tylus	Director	May 26, 2004

Christopher S. Vernon Christopher S. Vernon	Director	May 26, 2004

INDEX TO EXHIBITS

Exhibit
Number	Document
4.1	Yardville National Bancorp 2003 Stock Option Plan for Non-Employee Directors.*

5.1	Opinion of Pepper Hamilton LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).

* Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2003.